Exhibit 10.43

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is made and entered into as of June 16, 2017 (the “Effective Date”), by and between Albany Molecular Research, Inc., having its principal place of business at 26 Corporate Circle, Albany, New York 12203 (together with its Affiliates hereinafter collectively referred to as “AMRI”) and BioSight Ltd., a company incorporated under the laws of Israel, having its principal place of business at 1 Hayarden St., Airport City, Lod 7019802, Israel (hereinafter “Customer”) (AMRI and Customer hereinafter referred to as “the Parties”).

WHEREAS, AMRI is engaged in the business of providing drug discovery, development and manufacturing services including synthetic and natural product chemical research and analysis, bio-assay development and screening, chemistry and bioscience consulting, medicinal chemical synthesis, computational chemistry services, parallel synthesis, manufacturing of specialty chemical products, process development, synthesis of compounds in accordance with current Good Manufacturing Practices (“cGMP”), analytical method development, validation, and release testing, stability studies, and related scientific services, (the “Services”);

WHEREAS, Customer is engaged in the business of the discovery, development, manufacture and commercialization of pharmaceutical or other chemical products, and proposes to retain AMRI for the specific purpose of providing chemical research, compound synthesis and analysis, manufacturing of specialty chemical products and/or other related scientific Services which AMRI may offer.

NOW, THEREFORE, for the mutual promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby further agree as follows:

1.	AMRI Services.

A. AMRI agrees to provide Customer with Services of a nature as described generally above, and specifically in the proposals/Work Orders attached hereto. Such Work Orders will specify the scope of work to be undertaken, the conditions and timing under which work is to be completed, the amount of and payment terms for Services, and/or delivery terms. Each Work Order shall be dated, numbered, reference this Agreement, and shall be valid only upon signature of an authorized representative of each Party. Should any of the terms of any Work Order conflict with the general terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern, unless otherwise explicitly stated in the Work Order. In the event any provision contained in this Agreement conflicts with any part of a purchase order provided by Customer for Services under this Agreement, the provision set forth in this Agreement shall take precedence and AMRI hereby specifically rejects any additional terms and/or conditions contained in any such purchase order.

B. AMRI shall, as applicable to and designated in, any given Work Order;

i. Provide technical consultation, technical assistance and product development assistance, as defined, for any Services entered into.

ii. Provide to Customer Certificates of Analysis to include, as appropriate, parameters such as elemental analysis, optical rotation, HPLC analysis, MS, TGA, moisture content by Karl Fischer titration, and NMR spectra on any compounds provided, and any additional parameters to support development, manufacturing and specifications set forth in an applicable Work Order.

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iii. Comply with all applicable current governmental regulatory requirements, including but not limited to those contained in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, all relevant U.S. environmental regulations, and perform experiments using standard and accepted cGMPs as specified in International Conference on Harmonization (“ICH”) guide Q7 “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients,” as applied to the manufacture, testing, and quality control of Active Pharmaceutical Ingredients (“API”); and any regulatory requirements of the EU to the extent applicable.

iv. Provide written research reports to Customer describing full experimental procedures, analyses, data and results conducted and obtained in the performance of the Services (“Results”), in accordance with the procedures and timelines in the Work Order;

v. Retain experimental records, laboratory notebooks or laboratory notebook pages containing Results for not less than seven (7) years. After this time period, upon Customer’s written request and at Customer’s sole expense, AMRI shall provide to Customer: for non-cGMP projects, copies of applicable specific laboratory notebooks, laboratory notebook pages or other documentation, as mutually agreed upon in writing by the Parties, for retention in Customer’s archives; and for cGMP projects, copies of executed batch records, deviation reports, investigation reports and analytical testing results of APIs or drug product or other documentation as mutually agreed upon in writing by the Parties. At AMRI, all such records will be maintained in accordance with AMRI’s notebook policy, and in a secure area reasonably protected from fire, theft and destruction.

vi. Conform Deliverables (as defined in Section 6(B) of this Agreement) to the specifications of the Work Order and any material modifications to the Work Order as may be mutually agreed by the Parties.

C. AMRI will conform to its obligations identified herein and/or in the Work Order. Although no anticipated delays or limits in performing any Services are expected, if such delays or limits are encountered, AMRI shall promptly notify Customer. The Parties acknowledge that circumstances beyond the control of AMRI may affect the projected completion date. For the purpose of this Agreement, such circumstances include the suppliers’ ability to meet AMRI’s requirements in the event that such inability is not reasonably foreseeable at the time of execution of the Work Order. Customer agrees to use reasonable efforts to accommodate any reasonable change in timetables as a result of such delays. In the case of a Work Order for research chemistry Services, or registration or validation batches of compounds, or other Services involving experimental synthesis and/or scale-up of compounds (including all batches of product manufactured prior to the establishment of a validated manufacturing process), Customer acknowledges that specific results are unable to be guaranteed, and until the process is optimized and validated, there is no assurance that the results or the yield of the end product of a batch will be exactly as set forth in the batch record or Work Order, nor be exactly according to the product specifications, and may require re-work or reprocessing. With respect to such Services, Customer hereby acknowledges and agrees that so long as AMRI performs the Services in accordance with the procedures set forth in the master batch record and the applicable Work Order, Customer is obligated to pay for the Services performed.

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D. Subject to Section 1(C), Customer may reject a batch of product solely if such batch materially fails to conform to the agreed specifications after the establishment of a validated manufacturing process. In such an event, Customer must notify AMRI in writing of its rejection within 30 days of delivery of the batch records or thirty days from the notification of availability of quality control samples for testing (if applicable), whichever is the later (“Notice Period”). The notice of rejection by Customer shall specify reasons for rejection and be accompanied by analyses or other documentation evidencing such reasons for rejection. Within thirty (30) days of receiving a notice of rejection, AMRI shall respond stating whether (i) it accepts the rejection, or (ii) it disputes the rejection, in which case the Parties shall elevate such dispute to senior executives for good faith negotiation as to whether the rejection is justified. If after good faith negotiation no mutual agreement is reached, the Parties shall refer such dispute to a mutually acceptable independent third party laboratory as an arbitrator with the appropriate expertise to assess the conformity or non-conformity of the rejected product to specifications at the time of Delivery. To supply data to such arbitrator, each Party will submit a sample of the product (in the case of AMRI a retained sample will be submitted), to a single independent qualified laboratory, mutually agreed upon by the Parties, for analysis and a determination whether, at the time of Delivery, the product complied with the specifications. Resulting data and analysis shall be provided to the arbitrator and to each Party. Both Parties shall be bound by the results of the independent arbitrator’s review, the cost of which will be borne by the Party against whom the arbitrator rules. If such arbitrator determines that Customer’s rejection of product was incorrect, Customer shall purchase and pay for both the initially rejected product and any replacement product produced at Customer’s request. In the event that arbitrator rules that Customer rightfully rejected a batch of product, Customer shall have, in its sole discretion, the right to either replace as soon as possible the rejected portion of the batch, to re-work the product to specifications or to refund a pro rata portion of the amount paid by Customer with respect to such batch based on the percentage of such batch that is unusable. Notwithstanding any other provision of the Agreement, the remedy under the foregoing sentence shall be Customer’s sole and exclusive remedy for failure of product to meet the requirements as set forth herein (provided however, that such limitation shall not derogate from Customer’s right to seek any applicable remedy in the event of a third party claim against the Customer in connection with the foregoing).

2.	Specific Obligations of Customer.

If applicable, Customer shall, as shall be explicitly stated in any given Work Order: (i) provide assistance to AMRI such as is deemed appropriate; (ii) provide Customer Materials (as defined herein) as necessary for AMRI to provide the Services; and (iii) comply with the payment terms of this Agreement and each Work Order.

3.	Confidential Information.

A. With respect to any and all information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) and indicated as or marked as confidential at the time of disclosure, including oral information, which may include but not be limited to chemical synthesis or process data, proprietary chemicals, research reports, preclinical and clinical data and program results or any other information or data acquired or generated by the Disclosing Party as a result of this Agreement or from performance of the Services to be rendered hereunder (collectively “Confidential Information”), Receiving Party agrees that it will not, and will not permit any of its employees, consultants or representatives to: use said information other than for the purposes permitted under this Agreement; disclose any of said information to a third Party except as required for the purposes of this Agreement; or publish or submit for publication Confidential Information without Disclosing Party’s prior written approval.

B. The Receiving Party’s obligations with regard to Confidential Information shall continue for a period of ten (10) years from the termination of this Agreement.

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C. The foregoing obligations shall not apply to the following:

i. information which is or lawfully becomes generally available to the public through no fault of Receiving Party. Provided that no combination or compilation of information will be deemed to be excluded form Confidential Information status, even if some or all of its component parts are generally available to the public, unless the combination or compilation itself is generally available to the public;

ii. information which is lawfully acquired by Receiving Party from third Parties who have a right to disclose the information;

iii. information which is developed by Receiving Party independently and without use of Disclosing Party’s Confidential Information; and

iv. information that Receiving Party is legally required to disclose at the request of a legal or governmental agency or entity.

D. Confidential Information shall remain the property of Disclosing Party. Upon the written request of Disclosing Party, all tangible Confidential Information, including all copies thereof, shall be promptly destroyed or delivered to Disclosing Party, except that the Receiving Party may retain one (1) copy of the Confidential Information to ensure compliance hereunder.

E. Notwithstanding the provisions of Section 13 below, since a breach by Receiving Party of any of the confidentiality obligations set forth herein may result in irreparable and continuing damage to the Disclosing Party for which there may be no adequate remedy at law, Disclosing Party shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper in any competent court worldwide.

Terms of the Agreement. Neither Party shall disclose to any third party or to the public generally the terms or the existence of this Agreement without prior written consent of the other Party; provided that either Party may disclose such terms if required pursuant to applicable securities or other laws, rules and regulations and as part of a due diligence inquiry to an actual or potential investor provided that such recipient is subject to customary, written confidentiality obligations no less stringent than the confidentiality obligations imposed hereunder.

4.	Term and Termination.

A. This Agreement shall terminate the later of: (i) three (3) years from the Effective Date (“Term”); or (ii) the date on which all Work Orders commenced prior to the third anniversary of the Effective Date are completed, unless earlier terminated by either Party in accordance with the provisions of this Section, or extended by mutual written agreement.

B. Sections 3B, 4, 5, 6, 8, 9, 10, 12, 13 and 15 hereof, shall survive the expiration or termination of this Agreement.

C. This Agreement may be terminated prior to the expiration of the Term only under the following conditions:

i. By Customer, if AMRI materially breaches any of the covenants and agreements under this Agreement, upon written notice to AMRI and if AMRI fails to cure such breach within thirty (30) days after written notice of such breach to AMRI.

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ii. By AMRI, if Customer materially breaches any of the covenants and agreements under this Agreement, including but not limited to its payment obligations hereunder, upon written notice to Customer and if Customer fails to cure such breach within thirty (30) days after written notice of such breach to Customer.

iii. Either Party may immediately terminate this Agreement or any Work Order by a written notice in the event that the other Party: (a) becomes insolvent or shall make or seek to make an arrangement with, or an assignment for the benefit of, creditors; (b) proceedings in voluntary or involuntary bankruptcy shall be instituted by, on behalf of, or against the other Party; or (c) a receiver or trustee of the property of the other Party shall be appointed. In such instances, if AMRI is the terminating Party then AMRI shall not be obligated to complete any work in progress.

D. Effect of Termination: In the event of any termination or expiration of this Agreement, AMRI shall be entitled to payment for (a) Deliverables previously delivered to Customer, (b) completed or in process Services or Deliverables not yet delivered, and (c) any actual costs and non-cancellable costs incurred by AMRI and are previously set forth in the applicable Work Order.

5.	Communications and Payments.

A. Communications: All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given in the following methods:

personal delivery, registered or certified mail, postage prepaid, return receipt requested, or courier service with delivery confirmation. Notices shall be sent to the appropriate Party at its address given below (or at such other address for such Party as shall be specified by notice given hereunder):

To AMRI:	Legal Department
Albany Molecular Research, Inc.
26 Corporate Circle

To Customer:	Albany, New York 12203
1 Hayarden St.,
Airport City, Lod 7019802,

With a copy to:	Israel.
Attn: Yuval Horn, Adv.
Amot Investments Tower
2 Weizmann St., 24th Floor
Tel-Aviv 6423902,
Israel.

B. Payments: In consideration of the performance of Services by AMRI, Customer shall pay AMRI the fees for such Services as set forth in the corresponding Work Order. For all payments due in connection with this Agreement, Customer agrees to submit payment to AMRI no later than thirty (35) days after receipt of the invoice. Any and all taxes, duties or fees applicable to the sale, export or imports of materials or Deliverables or related to the performance of Services (other than taxes based upon AMRI’s income) shall be borne solely by Customer.

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C. Delivery: Any tangible Deliverable required to be delivered to Customer under a Work Order shall be shipped FCA AMRI Facilities (INCOTERMS 2010), unless agreed otherwise pursuant to any given Work Order. All shipping costs shall be the responsibility of Customer, Title to and risk of loss of any Deliverable shall transfer to Customer, at the earlier of: i) delivery of material; or ii) delivery of a Certificate of Analysis (or other tangible quality deliverable). If Customer does not take delivery of a Deliverable in accordance with the delivery timelines set forth in any given Work Order or purchase order, AMRI shall store the Deliverable at its facilities in accordance with industry standards and or an appropriate third-party storage location in accordance with industry standards at a monthly storage charge to Customer for the duration of storage, billed at AMRI’s (or third-party’s as applicable) then current standard storage monthly fees and minimums, pro-rated for any partial month. In such event, title and risk of loss to the Deliverable shall transfer to Customer upon the earlier of transfer to storage or delivery of the Certificate of Analysis or other applicable documentation.

6.	Ownership of Intellectual Property.

Customer Materials. All materials, documents, information, programs, research reports, results, syntheses and suggestions of any kind and description supplied by or on behalf of Customer to AMRI in connection with the performance of Services (“Customer Materials”) shall be the sole and exclusive property of Customer. Title to and risk of loss of Customer Materials shall remain with Customer at all times, and AMRI shall have no rights therein except as necessary to perform the Services; provided that AMRI will be liable to Customer for the cost of any lost or destroyed Customer Materials to the extent such loss or destruction results while under AMRI’s control and/or from AMRI’s negligence.

A. Deliverables. Any and all Results, compounds, materials, reports, data, Certificates of Analysis, or other deliverables generated by AMRI in the direct performance of the Services, including any ideas, inventions, discoveries, techniques, methods, processes, or know-how, whether patentable or not that are developed by AMRI directly from the Customer Materials or in connection therewith, shall be deemed “Deliverables” subject to the exceptions for Proprietary Technology (as defined herein). All such Deliverables shall be the sole and exclusive property of Customer, provided Customer fulfills its undisputed obligations under Sections 2 and 5. AMRI agrees to assign or cause to be assigned all rights in Deliverables to Customer. AMRI and its employees agree to cooperate with Customer in taking all reasonable steps which Customer believes necessary or desirable to secure its rights on this property, at the sole expense of Customer.

C. Proprietary Technology. Customer acknowledges that AMRI is in the business of providing services for a variety of organizations other than Customer. Accordingly nothing in this Agreement shall preclude or limit AMRI from providing similar services or developing materials for itself or other customers, or from utilizing the general knowledge gained during the course of its performance hereunder or using AMRI property to perform similar services for other parties, provided that such provision of services or development of materials does not constitute a breach of confidentiality under Section 3 herein. All AMRI intellectual property, know-how, ideas, inventions, discoveries, concepts, scientific methods, computational and combinatorial techniques, biocatalysis technology, natural product libraries, and other AMRI technology and processes used or improved in the course of performing the Services which are general capabilities and do not specifically utilize the Deliverables, the Confidential Information of the Customer or Customer Materials(collectively, “Proprietary Technology”) shall remain the exclusive property of AMRI, whether or not provided to Customer in the course of providing Deliverables. Notwithstanding anything express or implied to the contrary in this Agreement, the exclusive right and title to Proprietary Technology shall lie with AMRI. To the extent any Proprietary Technology is incorporated in the Deliverables AMRI hereby grants the Customer a worldwide, non-exclusive, perpetual, irrevocable, paid up, royalty-free, transferable, fully sub-licensable right and license to the Proprietary Technology solely to the extent necessary to use the Deliverable.

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D. No Implied Rights. Except as otherwise expressly provided herein, neither Party shall have any right, title or interest to or in any patents, patent applications, trade secrets, know-how (whether patentable or unpatentable) or other intellectual property rights of the other Party.

7.	Independent Contractors.

A. The Parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership or joint venture between the Parties. Further, nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Parties or between a Party and any employee or agent of the other Party. Neither Party shall at any time represent its relationship with the other Party as anything other than that of an independent contractor.

B. Neither Party, nor its employees, agents or subcontractors shall be (i) deemed employees of the other Party, nor (ii) entitled to participate in or receive any benefit or right as an employee of the other Party.

C. Each Party shall pay and report all federal and state income tax withholding, Social Security taxes and unemployment insurance applicable to such Party’s employees.

8.	Representations and Warranties; Limitations of Liability.

A. Representations and Warranties. Each Party represents and warrants to the other Party that: (i) such Party has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement does not conflict with its duties and obligations under any other agreement to which it is a party; and (iii) this Agreement has been duly executed and delivered by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms.

B. AMRI warrants that any Proprietary Technology used in the performance of the Services will not infringe a third party’s intellectual property rights or use third party’s confidential information.

C. AMRI hereby warrants that it has the requisite expertise, skill, know-how, experience, personnel, facilities and equipment required in order to perform the Services (including handling with applicable hazardous materials), and shall do so in a professional, efficient and timely manner and in accordance with this Agreement and with the applicable cGMP.

D. In performing Services under this Agreement AMRI warrants that it will comply with all applicable laws, rules, regulations, and guidelines including cGMP. AMRI warrants that has all permits, licenses, authorizations, approvals, certificates and any similar authority necessary for the provision of the Services in accordance with the terms hereof (the “Permits”). All Permits are, and shall remain throughout the term of this Agreement, valid and in full force and effect.

E. AMRI hereby warrants that the Services and the Deliverables shall: (a) conform to the quality, quantity or requirements as set forth in the Agreement, the specifications provided by Customer to AMRI, the cGMP and the industry standards, and (b) be free from defects in material and workmanship in each case at the time of Delivery.

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F. Disclaimer of Warranties. EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, REGARDING THE MATERIALS, SERVICES OR ANY DELIVERABLE, INCLUDING WITHOUT LIMITATION ANY WARRANTY REGARDING FITNESS FOR A PARTICULAR PURPOSE, QUALITY, MERCHANTABILITY OR NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

G. Limitations on Liability.

a. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR LOST PROFITS OR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY BREACH OF A WARRANTY CONTAINED HEREIN OR OF ANY OBLIGATION TO PERFORM SERVICES OR TO PROVIDE ANY DELIVERABLE BY A SPECIFIED TIME. NOTHING HEREIN SHALL LIMIT EITHER PARTY’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT.

b. AMRI’S AGGREGATE LIABILITY UNDER THIS AGREEMENT (WHETHER BASED ON BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE OR ANY OTHER LEGAL THEORY) SHALL NOT EXCEED THE AMOUNT EQUAL TO 2 TIMES THE TOTAL AMOUNT OF FEES PAID (OR DUE) BY CUSTOMER FOR THE SERVICES UNDER THE APPLICABLE WORK ORDER UNDER WHICH ANY SUCH CLAIM ARISES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE FOREGOING LIMITATION OF LIABILITY SET FORTH IN SUBSECTION “a” AND “b” SHALL NOT APPLY IN THE EVENT OF BREACH OF SECTION 3 ABOVE (“CONFIDENTIAL INFORMATION”) BY EITHER PARTY, BREACH OF SECTION 6 BY EITHER PARTY, CLAIMS, DAMAGES, LIABILITIES, LOSSES, COSTS AND EXPENSES INCURRED AS A RESULT OF DEATH OR PERSONAL INJURY OR IN THE EVENT OF WILLFUL MISCONDUCT BY EITHER PARTY.

9.	Indemnification.

A. Without derogating from and subject to the provisions of Section 8Ga above Customer shall indemnify and hold AMRI, its Affiliates and their directors, officers, employees and agents (“AMRI Indemnitee”) harmless from and against any and all claims, damages, liabilities, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) directly resulting from a third party claim or action (collectively, “Claims”) arising from or related to: (i) Customer’s or a third party’s use or sale of the Deliverables, or Customer’s or a third party’s manufacture, use or sale of any product or service incorporating the Deliverables, including without limitation any Claims attributable to any product incorporating Deliverables or other Customer product (whether based on strict liability, inherent design defect, negligence, failure to warn, breach of contracts or any other theory of liability); (ii) any Claims that any Deliverable or Customer Materials infringe a third Party’s patent or other intellectual property rights; or (iii) any gross negligence or willful misconduct of Customer or any of its directors, officers, employees, or agents (“Customer Indemnitee”); except to the extent that such Claim is caused by the gross negligence, or willful misconduct of AMRI Indemnitees.

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B. AMRI shall indemnify and hold Customer, its Affiliates and their directors, officers, employees and agents (“Customer Indemnitees”) harmless from and against any and all Claims to the extent arising from (i) any gross negligence or willful misconduct of AMRI Indemnitees or (ii) AMRI’s breach of its warranties under Section 8 of this Agreement; except to the extent that such a Claim is caused by the gross negligence or willful misconduct of Customer Indemnitees.

C. Indemnification Procedures. Any Party seeking indemnity hereunder shall: (i) give prompt written notice to the other Party (the “Indemnifying Party”) of any Claim for which indemnification is sought; (ii) permit the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against the Claim; (iii) reasonably assist the Indemnifying Party, at the Indemnifying Party’s reasonable expense in the investigation of, preparation for and defense of such Claim; and (iv) not compromise or settle such Claim without the Indemnifying Party’s prior written consent.

D. Responses to Subpoenas etc. In the event a subpoena or other court order requiring personal appearance or production of documents is received by AMRI in respect of litigation that Customer is involved in, Customer agrees that AMRI shall obtain its own counsel and Customer agrees to indemnify AMRI for all of AMRI’s reasonable costs (including reasonable legal fees) reasonably relating to responding to such subpoena, any required internal investigations and all related legal proceedings.

10.	Insurance.

Biosight shall maintain Clinical Trial insurance in accordance with the local terms and regulations where the Clinical trial going to be conduct. Biosight shall provide AMRI with Insurance certificate upon written request.

AMRI shall maintain appropriate product liability and commercial general liability insurance with respect to its obligations under this Agreement. The product liability insurance limits will be not less than $5,000,000 per claim and in the annual aggregate . AMRI shall provide Biosight with insurance certificates upon written request.

11.	Force Majeure.

Neither Customer nor AMRI shall be liable for delays in performing or any failure to perform any obligations under this Agreement (other than Customer’s payment obligations hereunder) if caused by the effects of fire, strike, war (declared or undeclared), insurrection, government restriction or prohibition, strike, force majeure or other causes reasonably beyond its control and without its fault, but the Party failing to perform shall use all reasonable efforts to resume performance of its obligations under this Agreement as soon as commercially practicable. Any episode of force majeure which continues for sixty (60) days from the date of notification of its existence shall give the non-affected Party the right to terminate this Agreement upon thirty (30) days additional notice. In the event the affected Party is Customer, any such termination by AMRI shall not relieve Customer of any of its payment obligations under this Agreement.

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12.	Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither Party may transfer or assign, by operation of law or otherwise, its rights or obligations under this Agreement, in whole or in part, without the other Party’s prior written consent, except that either Party may do so without prior consent to any Affiliate or to a successor of all or substantially all of the assets of the Party relating to the subject matter hereof, whether by purchase, acquisition or merger, but must give the other Party written notice of such assignment or transfer within thirty (30) days following the assignment or transfer. For the purposes of this Agreement the term “Affiliate” shall mean: any corporation, partnership, joint venture or other business arrangement which is controlled by, controlling or under common control with such Party and shall include without limitation any direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock or participating profit interest of such corporation or other business entity.

13.	Dispute Resolution.

A. Choice of Law. The laws of England govern and control this Agreement and any disputes arising out of or relating to it, without regard to the principles of conflicts of laws. Any and all claims and disputes arising out of or related to this Agreement shall be submitted to arbitration in London, England under the rules then prevailing of the ICC and judgment may be entered on any award in a court of competent jurisdiction.

B. The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation between executives who have authority to settle the dispute, prior to resorting to litigation.

14.	Debarment.

The Parties each warrant that they have not knowingly, and shall not knowingly employ, contract with or retain any person directly or indirectly to perform services under this Agreement if such a person is debarred by the FDA under 21 U.S.C. 335(a) (Section 306, Federal Food, Drug and Cosmetic Act) or is under investigation by the FDA for debarment. In addition, the Parties represent that they have not engaged in any conduct or activity which could lead to debarment actions. In the event that either Party becomes aware of or receives notice that any person employed or retained by said Party involved in the Services, (i) comes under investigation by the FDA for a debarment action, (ii) is debarred, or (iii) engages in any conduct or activity that could lead to a debarment action, said Party shall promptly notify the other Party.

15.	Miscellaneous.

A. AMRI will permit Customer to audit AMRI’s relevant non-financial records during and for a period of twelve (12) months after the term of this Agreement with reasonable advance prior notice, during normal business hours, and not more than once per calendar year solely to permit Customer to confirm that the Services are or have been performed in compliance with applicable laws and regulations.

B. If any term or provision of this Agreement or the application thereof shall be invalid or unenforceable, the remainder of this Agreement shall be unaffected and each remaining term or provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

C. Waiver by either Party or the failure by either Party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach of any provision hereof.

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16.	Entire Agreement.

A. This Agreement and any Work Orders attached hereto represent the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto including without limitations the Terms & Conditions documents executed by the parties on March 2017.

B. No change or modification of the provisions of this Agreement shall be effective unless it is in writing and signed by a duly authorized officer of AMRI and Customer.

17.	Counterpart.

This Agreement may be executed in two or more counterparts, by facsimile or Portable Document Format (PDF), each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same legal instrument.

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IN WITNESS WHEREOF, the Parties intending to be legally bound have caused this Agreement to be executed by their duly authorized representatives.

ALBANY MOLECULAR RESEARCH, INC.		Biosight Pharma

By:	/s/ Lori Henderson	By:	/s/ Dr. Ruth Ben-Yakar
Name:	Lori Henderson	Name:	Dr. Ruth Ben-Yakar
Title:	SVP, General Counsel, Head of Business Development	Title:	CEO
Date:	June 16, 2017	Date:	June 21, 2017

Annex: Work Order

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